Exhibit 99.1

KaloBios Receives $5.0M in New Funding Commitment From Existing Investors

BRISBANE, Calif. – July 12, 2017 – KaloBios Pharmaceuticals, Inc. (OTCQB: KBIO), a biopharmaceutical company focused on advancing medicines for patients with neglected and rare diseases, today announced that it has received a commitment for additional net financing proceeds of up to approximately $5.0 million from existing investors through an amendment to its term loan facility. Aside from the increase in the amount extended, the term loan facility remains unchanged.

The amendment brings the total principal amount of the loan from the lenders to $14.7 million, assuming the full amount of the commitment is drawn by the company. The proceeds will provide additional working capital to the company and support the ongoing development of benznidazole for potential U.S. approval to treat Chagas disease, a neglected tropical disease, and lenzilumab for chronic myelomonocytic leukemia (CMML), a rare leukemia.

“We appreciate the ongoing support of our key investors as we execute our strategic priorities and remain on track in our development of benznidazole and lenzilumab,” said Cameron Durrant, MD, KaloBios Chairman and CEO.

About KaloBios Pharmaceuticals, Inc.

KaloBios Pharmaceuticals, Inc. (OTCQB: KBIO) is an emerging biopharmaceutical company focused on advancing medicines for patients with neglected and rare diseases through innovative and responsible business models. Lead compounds in the KaloBios portfolio are benznidazole for the potential treatment of Chagas disease in the U.S., and the proprietary monoclonal antibodies, lenzilumab and ifabotuzumab. Lenzilumab has potential for treatment of various rare diseases, including hematologic cancers such as chronic myelomonocytic leukemia (CMML) and potentially juvenile myelomonocytic leukemia (JMML). For more information, visit www.kalobios.com.

CONTACT:

Investors:
Mike Cole
O: 949-259-4988
C: 949-444-1341
mike.cole@mzgroup.us

Media:
Lisa Guiterman
O: 301-217-9353
C: 202-330-3431
media@kalobios.com

1000 Marina Blvd, Suite 250    |    Brisbane, CA 94005    |    Phone 650.243.3100    |    Fax 650.243.3260    |    www.KaloBios.com